Exhibit 5

February 24, 2025

Gentherm Incorporated

28875 Cabot Drive

Novi, MI 48377

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Gentherm Incorporated, a Michigan corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 175,533 shares (“Shares”) of the Company’s common stock, no par value (the “Common Stock”), which will be issued pursuant to Sign-On Inducement Restricted Stock Unit Award Agreements (“Inducement Award Agreements”) between the Company and each of William Presley and Jonathan Douyard.

We do not express any opinion herein concerning any law other than the Michigan Business Corporation Act and the federal law of the United States.

In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as copies and that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Inducement Award Agreements. The Company has represented to us and we have also assumed that the Company has reserved from its duly authorized capital stock a sufficient number of shares of Common Stock, including the Shares, for issuance under the Inducement Award Agreements and will keep such reserve available at all times to enable the Company to issue and deliver the Shares upon the settlement of awards under the Inducement Award Agreements.

Based upon, subject to and limited by the foregoing, and based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Shares to be offered by the Company under each Inducement Award Agreement, as applicable, pursuant to the Registration Statement are duly authorized and, when issued and sold by the Company in accordance with each applicable Inducement Award Agreement, will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of its date. We do not undertake any obligation to advise you or any other party of changes of law or fact that occur after the date of this opinion letter – even though the change may affect the legal analysis or legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ HONIGMAN LLP

Honigman LLP • 2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506